THIRD AMENDING AGREEMENT
                                 NOVEMBER 1, 1997
Between

                          SAN DIEGO GAS & ELECTRIC COMPANY, a
                          California corporation with its
                          principal office of business in San
                          Diego, California ("SDG&E")

                                   - and -

                          HUSKY OIL OPERATIONS LTD., an Alberta
                          corporation with its principal place of
                          business in Calgary, Alberta ("HOOL")
                          and HUSKY GAS MARKETING INC., a Delaware corporation with its principal place of business in Calgary, Alberta ("HGMI") (collectively, "Seller")

Whereas:

1.   SDG&E and HOOL are parties to a Natural Gas Purchase
     Agreement made as of March 12, 1991 as amended by an Amending Agreement made effective as of November 1, 1994 and a Second
     Amending Agreement made effective as of January 1, 1997
     ("Agreement"); and

2. the parties wish to amend the Agreement in the manner hereinafter set forth and to include HGMI as a party to the Agreement.

Now therefore in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1. The terms and expressions which are defined in the Agreement shall have the same meanings where used in this Third
     Amending Agreement.

2.   Section 1.1 is amended to add the following as clauses to
     Section 1.1:

     (a-1) "Assigned ANG Transportation" means, initially, the firm transportation service described in clause 1.1(ii)(1), subject to any reduction which occurs from time to time when Seller assigns all or any portion of such service to SDG&E pursuant to any term of this Agreement;

     (a-2) "Assigned PGT Transportation" means, initially, the firm transportation service described in clause 1.1(ii)(2), subject to any reduction which occurs from time to time when Seller assigns all or any portion of service to SDG&E pursuant to any term of this Agreement;

     (a-3) "Assigned PG&E Transportation" means, initially, the transportation service described in clause 1.1(ii)(3), subject to any reduction which occurs from time to time when Seller assigns all or any portion of such service to SDG&E pursuant to any term of this Agreement;

     (a-4)  "Assignment Transporters" means, collectively, ANG,
             PGT and PG&E and "Assignment Transporter" means any one of them, as the context requires;

     (k-1) "Demand Charges" means amounts payable from time to time by a shipper to a pipeline entity pursuant to contract or as may be mandated to be paid by any regulatory body or agency or by legislation or regulations, to reserve and maintain the right to transport quantities or volumes of gas on a firm basis for an agreed-to period of time on a pipeline and which are payable irrespective of actual quantities or volumes shipped including, without limitation, any amounts chargeable to a shipper's account as costs, charges, surcharges, or levies for that firm service entitlement;

     (y-1)  "Netback Price" means the Contract Price less Seller's
             Unit Transportation Costs;
    (ee-1) "Reassignment Date" means the earlier of (i) the date that the temporary assignments referred to in the definition of Seller's Transportation have terminated and Seller's Transportation has reverted to SDG&E, and (ii) the date that all of Seller's Transportation has been reassigned by Seller to SDG&E pursuant to this Agreement.

3.   Section 1.1 is further amended as follows:

     (a) Subsection 1.1(j) is amended to (1) delete the references to "Mountain Standard Time" and "Mountain
          Daylight Time" and to replace those references with "Pacific Standard Time" and "Pacific

          Daylight Time", respectively, (2) delete the reference to "NOVA" and to replace reference with "PG&E", and (3) delete each reference to "8:00 o'clock a.m." and to replace those references with "12:00 midnight".

     (b) Subsection 1.1(k) is deleted and replaced with the following:

         "Delivery Point" shall mean the interconnection of the facilities of PG&E and SoCal on the upstream side of Wheeler Ridge or such other point as is mutually agreed to by the parties pursuant to Section 8.3;

     (c) Subsection 1.1(v) is deleted and replaced with the following:

         "Maximum Daily Quantity" or "MDQ" shall mean (prior to the Authorization Date) the lesser of:

         (1)           ABC Heat Value Equivalent
               __________________________________________________
              (1 + ANG Fuel%) x (1 + PGT Fuel%) x (1 + PG&E Fuel%)

                                 and

         (2) the firm delivery capacity available under the Assigned PG&E Transportation on that Day reduced by PG&E's line loss percentage in effect for that Day pursuant to PG&E's tariff and increased or reduced to reflect any reduction or increase respectively in PG&E's fuel gas ratio for that day (pursuant to PG&E's tariff) below or above 1.11%.

                                 and

             "Maximum Daily Quantity" or "MDQ" shall mean
             (following the Authorization Date) the lesser of:

         (1)           ABC Heat Value Equivalent
                  _____________________________________
                 (1 + ANG Fuel%) x (1 + PGT Fuel%) x (1)

                                 and

         (2) the firm delivery capacity available under the Assigned PG&E Transportation on that Day.

         Where:

             "ABC Heat Value Equivalent" means, for each Day, the
              Heating Value of 619.8 103m3 of gas determined at the interconnection of the NOVA and ANG systems at the Alberta-British Columbia border calculated using NOVA's weighted average heating value for all gas delivered to that point on that Day (expressed in MMBtus using the conversions in Section 21.3).

             "ANG Fuel %" means, for each Day, the fuel gas ratio
              in effect for that Day pursuant to ANG's tariff expressed as a decimal number (i.e., an ANG fuel ratio of 1.6% is converted to ".016" before being used in the denominator of the formula in paragraph 1.1(v)(1)).

             "PGT Fuel %" means, for each Day, the fuel gas ratio
              in effect for that Day pursuant to PGT's tariff expressed as a decimal number (i.e., a PGT fuel ratio of 3% is converted to ".03" before being used in the denominator of the formula in paragraph 1.1(v)(1)).

             "PG&E Fuel %" means, for each Day, the fuel gas
              ratio in effect for that Day pursuant to PG&E's tariff expressed as a decimal number (i.e., a PG&E fuel ratio of 1.11% is converted to ".0111" before being used in the denominator of the formula in paragraph 1.1(v)(1)).

             "Authorization Date" means the date that the
              amendment dated December 10, 1996 between PG&E and SDG&E (which amends SDG&E's Firm Transportation Service Agreement dated December 31, 1991, as amended March 18, 1994) becomes effective following the receipt of all required approvals from the CPUC
             (such amendment being more particularly described in
              PG&E's Advice 2003-G dated January 31, 1997 to the
              CPUC).

     (d)  Subsection 1.1(aa) is amended to delete the words "the
          MDQ into the NOVA system and deliver the MDQ to the Delivery Point" and to replace those words with the following:

          into the NOVA system the volume of gas required for NOVA to deliver 619.8 103m3 of gas each Day to the inter-connection of the NOVA and ANG systems at the Alberta-British Columbia border, such volume to be proportion-ately reduced by each decrease in the MDQ pursuant to this Agreement;

     (e) Subsection 1.1(gg) is amended to delete the reference to "SDG&E's Transporters" from the fourth line and to replace that term with "ANG, PGT and PG&E".

     (f) Subsection 1.1(ii) is deleted and replaced with the following:

         "Seller's Transportation" means, collectively:

          (1) ANG FS-1 transportation service for firm delivery capacity at Kingsgate, British Columbia of 610
               103m3 per day;

          (2) PGT T-3 transportation service for firm delivery capacity at Malin, Oregon of 21,323 MMBtus per day; and

          (3) PG&E Line 401 transportation service for firm delivery capacity at Kern River Station of 21,089
               MMBtus per day,

          which has been temporarily assigned by SDG&E to Seller for the period from November 1, 1997 to August 1, 2003, subject to earlier reassignment (in whole or in part) by Seller to SDG&E from time to time pursuant to the terms of this Agreement;

     (g) Subsection 1.1(jj) is deleted and replaced with the following:

         "Seller" means, collectively, HOOL and HGMI except when the context requires that "Seller" refer to only one of HOOL and HGMI;

     (h) Subsection 1.1(kk) is deleted and replaced with the following:

         "Seller's Unit Transportation Costs" has the meaning ascribed to this term in Section 6.1;

     (i) Subsection 1.1(11) is deleted and replaced with the following:

         "Seller's Regulatory Authorities" means each federal, provincial, state and local government agency or other authority in Canada and in the United States, which has jurisdiction over the sale and removal from Alberta, the export from Canada, the import into the United States, and transportation on Seller's Transportation, of gas to be sold and purchased hereunder including, without limitation, the Alberta Energy and Utilities Board, the National Energy Board of Canada, the Alberta and federal Governors-in-Council, the Office of Fossil Energy of the United States Department of Energy, the Federal Energy Regulatory Commission and the California Public Utilities Commission.

4.   Section 1.3 is amended to delete the reference to "Mountain
     Standard Time ("MST")" and to replace that reference with "Pacific Standard Time ("PST")".

5. Article II is amended to delete Sections 2.1-2.7 inclusive, to replace those sections with the following Sections 2.1-
     2.5, and to re-title the Article "Seller's Transportation":

     2.1  TRANSPORTATION MAINTENANCE OBLIGATIONS

     Seller covenants, represents and warrants to SDG&E that:

     (a) Seller shall use Seller's Transportation to deliver gas to SDG&E in accordance with Seller's obligations under this Agreement;

     (b) until the Reassignment Date and subject to SDG&E's performance of its obligations under Section 2.2, Seller shall maintain the Seller's Transportation in good standing including, without limitation, Seller shall be responsible for and timely pay to the Assignment Transporters all amounts which are due or become due under the Seller's Transportation from time to time and perform all of the other obligations of the shipper relating to that transportation service;

     (c) Seller shall promptly reassign Seller's Transportation to SDG&E when required pursuant to this Agreement;

     (d) Seller shall not amend, encumber, assign, broker, terminate, allow to terminate or expire, surrender, release, waive non-performance under, or in any other way modify or alienate its interest in any of Seller's Transportation except as first approved in writing by SDG&E;

     (e) Seller shall promptly provide SDG&E with copies of all notices and other communications of any kind whatsoever given to any Assignment Transporter by Seller or received by Seller from any Assignment Transporter including, without limitation, invoices, non-payment notices, and other reports or other information provided by any of the Assigned Transporters and required or reasonably requested by SDG&E from time to time but excluding other day-to-day nomination notices and nomination confirmations and the PG&E 120 daily Report
         (Scheduled Transactions) (and any replacements or substitutions for that Report) except when specifically requested by SDG&E from time to time;

     (f) Seller shall keep SDG&E timely informed of all material matters relating to each of Seller's Transportation agreements; and

     (g) SDG&E shall have the right, from time to time, to review Seller's records which pertain to the administration and operation of Seller's Transportation.

     For the purposes of certainty, it is understood that Seller's Transportation contains the specific firm capacity rights described in paragraphs 1.1(ii)(l)-(3) (in the definition of Seller's Transportation) and Seller's firm capacity rights on each of the Assignment Transporters pursuant to the Seller's Transportation shall not be increased or reduced in the event SDG&E either takes additional capacity on any Assignment Transporter or releases or otherwise disposes of any of its other existing firm service capacity on any of the Assignment Transporters.

     2.2  PIPELINE FINANCIAL ASSURANCES

     SDG&E shall maintain in effect, with the Assignment Transporters, all financial assurances and arrangements ("SDG&E Assurances") which SDG&E currently has in place with each of the Assignment Transporters (to the extent each Assignment Transporter continues to require the continuation of the SDG&E assurances). Seller shall be responsible for timely providing and maintaining, at its sole expense, any financial assurances and arrangements (including letters of credit) which are required by any of the Assignment Transporters in addition to the SDG&E assurances but only if those additional assurances would not be required to be provided by SDG&E if SDG&E had remained as the sole shipper of record under the applicable Seller's Transportation. If additional financial assurances are requested of Seller by any Assignment Transporter, SDG&E shall provide those additional financial assurances if SDG&E would have been required to provide those additional assurances had it remained the sole shipper of record under Seller's Transportation.

     2.3  TRANSPORTATION INDEMNITY

     (a) Seller agrees to and shall at all times indemnify and save harmless SDG&E, and SDG&E's directors, officers, employees and agents (collectively the "SDG&E
          Indemnitees") from and against any and all:

         (i) claims, demands, liabilities, actions and prosecutions of any nature or kind whatsoever which may be asserted, made or brought against the SDG&E
              Indemnitees, or any of them; and

         (ii) losses, damages, and expenses of any nature or kind whatsoever which may be incurred, suffered or sustained by the SDG&E Indemnitees, or any of them,

          to the extent directly or indirectly resulting from, contributed by or attributable to any breach by Seller of any of its obligations under this Article.

     (b) For purposes of certainty, it is agreed that the parties comprising Seller shall be jointly and severally liable for the performance of all obligations in respect of each of Seller's Transportation agreements and the indemnification in subsection 2.3(a) notwithstanding that only one party comprising Seller is a party to each of Seller's Transportation agreements.

     (c) SDG&E agrees to and shall at all times indemnify and save harmless Seller, and Seller's directors, officers, employees and agents (collectively, the "Seller's
          Indemnitees") from and against any and all:

          (i) claims, demands, liabilities, actions and prosecutions of any nature or kind whatsoever which may be asserted, made or brought against the Seller's Indemnitees, or any of them; and

         (ii) costs, losses, damages, and expenses of any nature or kind whatsoever which may be incurred, suffered or sustained by the Seller's Indemnitees, or any of them,

          to the extent directly or indirectly resulting from, contributed by or attributable to any breach by SDG&E of any of its obligations under this Article.

     2.4  TRANSPORTATION DEFAULT

     (a) In the event Seller defaults in any of its obligations under this Article, SDG&E shall have the right (but not the obligation) to require that Seller reassign Seller's Transportation to SDG&E and take all other steps as are reasonably required to terminate the temporary assignments (described in the definition of Seller's

          Transportation) in order for SDG&E to be recognized by the Assignment Transporters as the sole shipper of record in respect of Seller's Transportation. Upon receipt of a notice from SDG&E identifying Seller's default and requiring the return of all of Seller's Transportation, Seller shall promptly take all steps required to cause the return of Seller's Transportation to SDG&E. For purposes of certainty, SDG&E shall be entitled to require the return of all of Seller's Transportation even though Seller's default may pertain to less than all of the Assignment Transporters.

     (b) Effective upon the return of Seller's Transportation to SDG&E, Seller and SDG&E shall, from and after that date, continue to sell and purchase gas for the remainder of the term in Section 3.1 (subject to any other rights or remedies available to SDG&E arising from Seller's non-performance of any of its obligations under this Article) upon the terms of the original Natural Gas Purchase Agreement made as of March 12, 1991 as amended by the Amending Agreement made effective as of November 1, 1994 and the Second Amending Agreement made effective as of January 1, 1997 ("original arrangements"). To the extent any dispute arises in respect of any matter when returning to the original arrangements, either party shall be entitled to refer the matter to a single arbitrator and the decision of the arbitrator shall be binding upon the parties. The arbitration shall be conducted pursuant to the provisions of Section 11(d) of Appendix A to the original arrangements which shall apply, mutatis mutandis, to any arbitration conducted pursuant to this provision. The parties shall use all reasonable efforts to continue performing their respective obligations under this Agreement during any such arbitration proceedings and to make all required adjustments following the receipt of the arbitrator's decision retroactive to the date that Seller's Transportation was returned to SDG&E.

     (c) In the event of a default by Seller in any payment obligation pertaining to any of Seller's Transportation, SDG&E shall be entitled (but not obligated) to make any overdue payment to maintain Seller's Transportation in good standing (without limiting its rights under this Article) and to set off any such payment against any amount then or thereafter payable by SDG&E to Seller under this Agreement.

     2.5  EARLY TRANSPORTATION REVERSION

     (a) In the event that this Agreement terminates prior to August 1, 2003, Seller shall promptly reassign Seller's Transportation to SDG&E and take all other steps as are reasonably required to terminate the temporary assignments (referred to in the definition of Seller's Transportation) in order that SDG&E is recognized by the Assignment Transporters as the sole shipper of record.

6. Subsection 3.1(b) is amended to delete "and (d)" from the first line of that subsection. In addition, subsections
     3.1(c) and (d) are deleted and replaced with the following:

     (c) If Seller is unable to obtain the long term import authorization (referred to in subsection 12.1(c)) by September 1, 1998, then and promptly following that date, Seller shall take all necessary steps to re-assign the Seller's Transportation to SDG&E effective as of November 1, 1998 and to otherwise ensure that, as of November 1, 1998, SDG&E is recognized by the Assignment Transporters as the sole shipper of record in respect of Seller's Transportation. Without limiting the generality of the foregoing, Seller shall take all steps as are reasonably required to terminate the temporary assignments (described in the definition of Seller's Transportation). All such action shall be taken in a timely manner, taking into account the advance notice requirements of each of the Assignment Transporters, to ensure that SDG&E will be able to place nominations with the Assignment Transporters for November 1, 1998. Effective upon the return of Seller's Transportation to SDG&E, Seller and SDG&E shall, from and after that date, continue to sell and purchase gas for the remainder of the term set out in Section 3.1 (subject to any other rights or remedies available to SDG&E arising from Seller's non-performance of any of its obligations) upon the terms of the original arrangements (as that term is defined in subsection 2.4(b)). For the purposes of effecting such purchases and sales from and after November 1, 1998:

         (i) Seller shall continue to use its long term removal permit originally obtained by Seller for the purposes of this Agreement (prior to the Commencement of Firm Deliveries) to remove gas from Alberta for delivery to SDG&E; and

        (ii) SDG&E shall continue to use the long term export licence originally obtained by the parties (on a joint basis) and the long term import authorization originally obtained by SDG&E, in each case for the purposes of this Agreement (prior to the Commencement of Firm Deliveries).

7.   Article III is amended to add the following as Sections 3.4,
     3.5 and 3.6:

     3.4 The parties entered into the Third Amending Agreement (dated as November 1, 1997) to this Agreement ("Third Amendment") with the understanding that the assignment of the Seller's Transportation to Seller and the management and use of that transportation service by Seller will enable Seller to share increased revenues and other benefits (over and above those that Seller would have obtained had the Seller's Transportation remained with SDG&E and the parties performed their obligations and obtained the benefits provided for under the original arrangements, as defined in subsection 2.4(b)). If at any time SDG&E determines, acting reasonably, that Seller is failing to perform in accordance with its obligations hereunder including, without limitation, its obligation to mitigate demand charges payable to the Assignment Transporters, or any of them, for unutilized transportation capacity, then SDG&E shall be entitled to forward a notice ("Election") to Seller electing to terminate the Third Amendment. Upon receipt of the Election, Seller shall take all necessary steps to re-assign the Seller's Transportation to SDG&E and otherwise ensure that, as of the first day of the third month following the month that Seller receives the Election, SDG&E is recognized by the Assignment Transporters as the sole shipper of record in respect of the Seller's Transportation. Without limiting the generality of the foregoing, Seller shall take all steps as are reasonably required to terminate the temporary assignments (described in the definition of Seller's Transportation). All such actions shall be taken in a timely manner, taking into account the advance notice requirements of each of the Assignment Transporters to ensure that SDG&E will be able to place nominations with the Assignment Transporters on the first day of the aforementioned third month (following the month that Seller receives the Election). Effective upon the return of the Seller's Transportation to SDG&E, Seller and SDG&E shall, from and after that date, continue to sell and purchase gas for the remainder of the term set out in Section 3.1 upon the terms of the original arrangements (and the Third Amendment shall thereafter cease to have any force or effect).

     3.5 If at any time Seller determines, acting reasonably, either that:

          (a) it has not been able to generate sufficient increased revenues and other benefits as a result of managing and using Seller's Transportation (in accordance with the understanding as expressed in the first sentence of Section 3.4); or

          (b) SDG&E has repeatedly failed to act in a reasonable manner when considering whether to accept Opportunities presented by Seller to SDG&E under
               Section 4.4 (excluding from that determination any Opportunities rejected by SDG&E for any of the four reasons cited in subsection 4.4(c)),

          then Seller shall be entitled to forward a notice ("Assignment Notice") to SDG&E electing to terminate the Third Amendment effective as of the first day of the third month following the month that SDG&E receives the Assignment Notice. Upon SDG&E's receipt of the Assignment Notice, Seller shall take all necessary steps to reassign the Seller's Transportation to SDG&E and otherwise ensure that, as of the first day of the third month following the month that SDG&E receives the Assignment Notice, SDG&E is recognized by the Assignment Transporters as the sole shipper of record in respect of the Seller's Transportation. The last three sentences of Section 3.4 shall apply, mutatis mutandis, to this provision.

     3.6 To the extent any dispute arises in respect of any matter when returning to the original arrangements
         (pursuant to subsection 3.1(c), Section 3.4 or Section
          3.5), either party shall be entitled to refer the matter to a single arbitrator and the decision of the arbitrator shall be binding upon the parties. The arbitration shall be conducted pursuant to the provisions of Section 11(d) of Appendix A to the original arrangements which shall apply, mutatis mutandis, to any arbitration conducted pursuant to this provision. The parties shall use all commercially reasonable efforts to continue performing their respective obligations under this Agreement during any such arbitration proceedings and to make all required adjustments following the receipt of the arbitrator's decision retroactive to the date that Seller's Transportation was returned to SDG&E.

8. Section 4.2(a) is amended to delete the words "less an amount equal to any `elected capacity' pursuant to subsection 4.4(b) for such Months.".

9.   Clause 4.2(b)(1) is deleted and replaced with the following:

     (i)  the Netback Price less

10.  The last sentence of subsection 4.2(b) is amended to delete
    "the weighted average heat content of all gas received in such Month by SDG&E at the Delivery Point" and to replace those words with the following:

     NOVA's weighted average heating value for the Month for all gas delivered by NOVA for the Month at the interconnection of the NOVA and ANG systems at the Alberta-British Columbia border

11. Subsection 4.2(d) is amended to delete the reference to "paragraphs 4.2(a)(i) and (ii)" and to replace that reference with "subsections 4.2(a) and (b)".

12. Subsection 4.2(e) is amended to add the following additional sentences:

     If Seller elects to reduce the MDQ pursuant to this subsection, Seller shall have the one time option of reassigning to SDG&E a proportionate share of Seller's Transportation, such proportionate share to be equal to the proportionate reduction in the MDQ elected by Seller. Seller's election to assign such share of Seller's Transportation must be specified in the aforesaid notice to SDG&E (in which Seller elects to reduce the MDQ). For purposes of certainty, any election to reassign transportation service to SDG&E must include a proportionate share of Seller's capacity on all three of the Assignment Transporters. If Seller does not elect to reassign such share of Seller's Transportation to SDG&E (when Seller has elected to reduce the MDQ), then SDG&E shall have the option to require that Seller assign such proportionate share of Seller's Transportation to SDG&E. SDG&E's option must be exercised within 60 days of receipt of Seller's notice electing to reduce the MDQ. In the event SDG&E elects to obtain that transportation service, Seller shall promptly take all steps required to cause the return of that proportionate share of Seller's Transportation to SDG&E. If Seller does not elect to reassign, and SDG&E does not elect to acquire, such proportionate share of Seller's Transportation, Seller shall assume all Demand Charge obligations and other liabilities in respect of that transportation service for the remainder of the term of this Agreement and SDG&E's obligation under Section 4.3 shall be reduced accordingly.

13.  Subsection 4.2(f) is deleted.

14.  Section 4.3 is deleted and replaced with the following:

     4.3  TRANSPORTATION ADJUSTMENT PAYMENT

          Each month, SDG&E shall pay to Seller the amount of the Transportation Adjustment Payment ("TAP") for the prior
          Month calculated as follows:

          TAP = Unutilized ANG Service + Unutilized PGT Service +
          Unutilized PG&E Service

          Where:

         "Unutilized ANG Service" for a Month means the monthly
          Demand Charge payable in respect of the Assigned ANG Transportation for that Month (converted to United States dollars pursuant to Section 21.2) ("ANG Toll") less the portion of the ANG Toll which is attributable to:

          (a)  the sum of

               (i) the aggregate quantity of gas (expressed in MMBtus) transported for or sold to a third party by Seller using all or a portion of the Assigned ANG Transportation during that Month,

                               plus

              (ii) the aggregate quantity of fuel gas which is transported using the Assigned ANG
                    Transportation and which is attributable to such third party volumes and sales,

                    such portion of the ANG Toll to be determined on a 100% load factor basis;

          (b)  the sum of:

               (i) the aggregate quantity of gas (expressed in MMBtus) diverted for that Month under Section 4.4, plus the aggregate quantity of gas (expressed in MMBtus) not delivered by Seller (when nominated by SDG&E) other than due to force majeure, plus

              (ii) the aggregate quantity of fuel gas which would have been transported using the Assigned ANG Transportation if such aggregate withheld and undelivered quantities had been delivered to SDG&E during the Month, such portion of the ANG Toll to be determined on a 100% load factor basis; and

          (c)  the sum of:

               (i) the aggregate quantity of gas (expressed in MMBtus) which is delivered by Seller to SDG&E for the Month,

                                plus

              (ii) the aggregate quantity of fuel gas which is transported using the Assigned ANG
                    Transportation and which is attributable to gas delivered to SDG&E.

          "Unutilized PGT Service" for a Month means the monthly
           Demand Charge payable in respect of the Assigned PGT Transportation for that Month ("PGT Toll") less the portion of the PGT Toll which is attributable to:

          (a)  the sum of:

              (i) the aggregate quantity of gas (expressed in MMBtus) transported for or sold by Seller to a third party by Seller using all or a portion of the Assigned PGT Transportation during that Month, plus

             (ii) the aggregate quantity of fuel gas which is transported using the Assigned PGT
                   Transportation and which is attributable to such third party volumes and sales,

                   such portion of the PGT Toll to be determined on a 100% load factor basis;

          (b)  the sum of:

              (i) the aggregate quantity of gas (expressed in MMBtus) diverted for that Month under Section 4.4, plus the aggregate quantity of gas (expressed in MMBtus) not delivered by Seller (when nominated by SDG&E) other than due to force majeure, plus

             (ii) the aggregate quantity of fuel gas which would have been transported using the Assigned PGT Transportation if such aggregate withheld and undelivered quantities had been delivered to SDG&E during the Month, such portion of the PGT Toll to be determined on a 100% load factor basis; and

          (c)  the sum of:

               (i) the aggregate quantity of gas (expressed in MMBtus) which is delivered by Seller to SDG&E for the Month,

                           plus

              (ii) the aggregate quantity of fuel gas which is transported using the Assigned PGT
                    Transportation and which is attributable to gas delivered to SDG&E.

          "Unutilized PG&E Service" for a Month means the monthly
           Demand Charge payable in respect of the Assigned PG&E Transportation for that Month ("PG&E Toll") less the portion of the PG&E Toll which is attributable to:

          (a)  the sum of:

               (i) the aggregate quantity of gas (expressed in MMBtus) transported for or sold by Seller to a third party by Seller using all or a portion of the Assigned PG&E Transportation during that Month, plus

              (ii) the aggregate quantity of fuel gas which is transported using the Assigned PG&E
                    Transportation and which is attributable to such third party volumes and sales,

                    such portion of the PG&E Toll to be determined on a 100% load factor basis;

          (b)  the sum of:

              (i) the aggregate quantity of gas (expressed in MMBtus) diverted for that Month under Section 4.4, plus the aggregate quantity of gas (expressed in MMBtus) not delivered by Seller (when nominated by SDG&E) other than due to force majeure, plus

             (ii) the aggregate quantity of fuel gas which would have been transported using the Assigned PG&E Transportation if such aggregate withheld and undelivered quantities had been delivered to SDG&E during the Month, such portion of the PG&E Toll to be determined on a 100% load factor basis; and

          (c)  the sum of:

               (i) the aggregate quantity of gas (expressed in MMBtus) which is delivered by Seller to SDG&E for the Month,

                          plus


              (ii) the aggregate quantity of fuel gas which is transported using the Assigned PG&E
                    Transportation and which is attributable to gas delivered to SDG&E.

           For purposes of certainty, if the parties agree at any time and from time to time to deliver and receive gas at an alternate delivery point pursuant to Section 8.3, all such gas deliveries (including associated fuel gas volumes) shall be included within paragraph (c) in each of the definitions of "Unutilized ANG Service",
          "Unutilized PGT Service" and "Unutilized PG&E Service" notwithstanding that some portion of Seller's Transportation may not have been required to deliver those gas quantities to SDG&E. In addition, SDG&E's obligation to Seller under this Section is subject to further reduction pursuant to subsection 4.2(e) and Section 4.4.

15.  Section 4.4 is deleted and replaced with the following:

     4.4  SALES/TRANSPORTATION OPTIMIZATION

     (a)  If, from time to time:

          (i) either party becomes aware of a potential or actual opportunity (including opportunities developed by that party or anticipated to be developable by that party or the parties) which could be served or otherwise taken advantage of using the assets which are subject to this Agreement (including, without limitation, Seller's firm gas supply, Seller's Transportation, SDG&E's SoCal transportation service and Seller's NOVA firm service) ("Opportunity"); and

         (ii) the Opportunity could reasonably be expected to increase revenues or create other benefits for the parties (after taking into account the sharing arrangements in subsection 4.4(d)) in excess of the revenues and benefits which would otherwise accrue to each of the parties if the parties simply continued to perform their respective commitments under this Agreement, then that party shall timely notify the other party of the Opportunity, which notice shall contain reasonably detailed particulars of the Opportunity including, without limitation, the term of the arrangement, the adverse effect on the rights and other benefits of each party under this Agreement, any additional obligations associated with the Opportunity, and the anticipated benefits which would be expected to accrue from the Opportunity. Opportunities could include, but are not limited to, the delivery of gas to alternate delivery points whether to SDG&E or a third party, third party gas purchase and sale arrangements (including, without limitation, peaking sales), exchanges, swaps, the brokering of pipeline capacity (including, without limitation, temporary assignments), buy/sell arrangements, combinations of any of the foregoing or other opportunities.

     (b)  If:

          (i) each party identifies an Opportunity, all or any portion of which would be in effect during the same period of time; and

         (ii) both such Opportunities cannot be accommodated at the same time using the assets which are subject to this Agreement,

               then the parties will only consider implementing the Opportunity which is anticipated to provide the greater level of benefits (after taking into account subsection 4.4(d)).

     (c) The parties must jointly agree to accept any Opportunity which would alter any of a party's rights, benefits and obligations under this Agreement. A party's approval to any Opportunity may be arbitrarily withheld if (1) that party has reasonable cause for believing that the Opportunity will not provide sufficient benefits when compared to the efforts and costs required to implement the Opportunity, (2) that party reasonably believes that, during the particular time period that the Opportunity will be in effect, it will be important for that party to either retain all of its rights and benefits under this Agreement or not increase its level of obligations (as may be required to effectuate the Opportunity), (3) in respect of quantities of gas which are proposed to be diverted from SDG&E (for the purposes of an Opportunity) for a period of one Month or longer, SDG&E does not receive notice of the Opportunity together with all required particulars at least 72 hours prior to the first Day that gas is to be diverted from SDG&E hereunder (if the Opportunity is agreed to by the parties), or (4) in respect of quantities of gas which are proposed to be diverted from SDG&E (for the purposes of an Opportunity) for a period of less than one Month, SDG&E does not receive notice of the Opportunity together with all required particulars by not later than 0930 hours Pacific time on the second day preceding the first Day that gas is to be diverted from SDG&E hereunder (if the Opportunity is agreed to by the parties).

     (d) All net incremental benefits derived from implementing an Opportunity shall be shared as follows:

          Seller - 70%

          SDG&E - 30%

          Net incremental benefit shall be the residual revenue or other benefit remaining from the implementation of an Opportunity after each party is reimbursed for its reasonable, third party out-of-pocket costs incurred to implement the Opportunity. Under no circumstances whatsoever shall any Non-Delivery Adjustment Payments (payable by Seller pursuant to subsection 4.4(e)) reduce the amount of the net incremental benefits which are to be determined for each Opportunity and shared as provided herein. All Non-Delivery Adjustment Payments are to be borne solely by Seller without reducing SDG&E's benefits under this Section.

     (e) If an accepted Opportunity results in SDG&E's right to nominate for the MDQ being reduced, then and for the term of the Opportunity, the MDQ under this Agreement shall be deemed to be reduced accordingly. In addition, during each Month of any accepted Opportunity that the Replacement Price exceeds the Reference Price, Seller shall pay to SDG&E, in respect of each MMBtu of gas purchased by SDG&E to replace some or all of the quantities of gas diverted to an Opportunity
         ("Replacement Gas Quantity") an amount ("Non-Delivery
          Adjustment Payment") calculated as follows:

          Replacement   x   (Replacement Price   -   Reference Price)
          Gas Quantity
          (total for the Month)

          Where:

         "Replacement Price" equals the weighted average price per MMBtu paid by SDG&E for the Replacement Gas Quantity for that Month at the California border into SoCal's System.

          SDG&E shall not unreasonably refuse any request from Seller to terminate any Opportunity if such termination can occur without penalty or other cost to SDG&E.

     (f) If any accepted Opportunity involves deliveries at an alternate delivery point such that all or any portion of the Assigned ANG Transportation, Assigned PGT Transportation or Assigned PG&E Transportation is not expected to be utilized during the term of the Opportunity for the purposes of implementing or fulfilling the Opportunity, SDG&E shall have no obligation under Section 4.3 in respect of the entire transportation service of the applicable Assignment Transporter (to the extent of the Opportunity volume) and Seller shall be responsible for all Demand Charges attributable to that stranded transportation service (to the extent of the Opportunity volume).

     (g) During those periods when SDG&E is not nominating for the MDQ, SDG&E shall have the right (without relieving Seller of its obligations under the last paragraph of
          Section 4.3) to temporarily assign or broker the capacity under Seller's Transportation which is attributable to the quantities not then being nominated by SDG&E, for the purpose of mitigating SDG&E's obligations under Section 4.3. Seller shall use all commercially reasonable efforts to assist SDG&E in locating opportunities to mitigate unutilized transportation capacity under Seller's Transportation. Seller shall timely implement any such mitigation arrangements made by SDG&E. If, during any Contract Year, SDG&E receives aggregate revenues from such mitigation arrangements which exceed its aggregate payments to Seller under Section 4.3 for that Contract Year, the difference shall be shared by the parties in accordance with subsection 4.4(d).

     (h) If Seller receives any payment from a third party which is attributable to any arrangements made by SDG&E pursuant to subsection 4.4(g), Seller shall immediately pay those amounts to SDG&E (subject to Seller's right, if any, to receive a portion of aggregate mitigation revenues pursuant to the last sentence of subsection 4.4(g)).

16.  Article IV is amended to add the following as Section 4.5:

     4.5  Pipeline Utilization

     (a)  The parties acknowledge that:

          (i) either or both of the Sellers or any of their Affiliates may now hold and may hereafter acquire firm, interruptible or other transportation service rights on all or any of the systems of the Assignment Transporters (whether held directly by or indirectly for the benefit of either of the Sellers or their Affiliates and regardless of when those rights were acquired) ("Other Transportation"); and

         (ii)  SDG&E has obligations under this Agreement to make
               Transportation Adjustment Payments under certain circumstances when Seller's Transportation is not being used.

          Seller agrees to use all commercially reasonable efforts to ensure that the Seller's Transportation is fully utilized at all times in order that SDG&E is able to avoid making Transportation Adjustment Payments in respect of unutilized Seller's Transportation. In the event of a curtailment of firm pipeline service by any of the Assignment Transporters, then Seller shall allocate its remaining capacity on the Assignment Transporters between the Seller's Transportation and the Other Transportation on the basis of the respective maximum daily capacities of firm service normally available to Seller under those transportation service arrangements. For the purposes of this Section, "Affiliate" means, in respect of a person, any other person that, directly or indirectly, controls, is controlled by or under common control with the first mentioned person, and for the purposes of this definition "control" means the possession, directly or indirectly, by a person or a group of persons acting in concert of the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities or otherwise.

     (b) During those periods when Seller is unable (or expects to be unable) to deliver all or any portion of the quantity of gas nominated by SDG&E due to a force majeure event affecting Seller's performance under this Agreement, then Seller shall promptly inform SDG&E of the delivery shortfall (or expected delivery shortfall) and use all commercially reasonable efforts to locate and to obtain substitute gas supplies (to avoid a delivery shortfall) at the lowest possible prices reasonably obtainable under the circumstances. Once Seller has located such substitute gas supplies, Seller shall promptly contact SDG&E (with all relevant particulars pertaining to the substitute supplies) to determine whether those supplies should be acquired for delivery to SDG&E. Without detracting from Seller's obligations (under the preceding sentence), SDG&E shall have the right (but not the obligation) to arrange for substitute gas supplies (to avoid any delivery shortfall). Seller shall use the Seller's Transportation to transport to SDG&E all such substitute gas supplies.

17.  Article V is amended to delete Section 5.1.

18. (a) The formula for the calculation of "Contract Price" in the fourth line of Section 6.1 is deleted and replaced with the following:

          Contract Price = Reference Price

     (b) The definition "SDG&E's Unit Transportation Cost" is deleted from Section 6.1 and replaced with the following:

          Seller's Unit Transportation Cost = in respect of any Month, Seller's unit cost (expressed in $U.S./MMBtu), being the sum of all Seller's Transportation fixed and variable charges and surcharges, net of any credits, that apply to the firm transportation of gas hereunder in such Month from the interconnection of the NOVA and ANG systems at the Alberta-British Columbia border to the Delivery Point, including any non-tariff costs such as shipper provided fuel and line loss. This unit cost will be the 100% load factor rate calculated based upon an assumed full utilization of transportation capacity, held on Seller's Transportation equal to the MDQ regardless of whether Seller delivered and SDG&E received less than the MDQ.

     (c) The last paragraph of Section 6.1 is amended to delete the term "SDG&E's" and to replace that term with the word "Seller's".

19. Section 6.3 is amended to (1) replace the "; or" at the end of subsection 6.3(a) with a period, and (2) delete subsection 6.3(b).

20.  Section 7.1 is deleted and replaced with the following:
     Commencing with the Month immediately following the Month in which the Commencement of Firm Deliveries occurs, SDG&E shall, on or before the 10th day of each Month, notify Seller of the Reference Price and the Base Price for the proceeding Month and Seller shall, on or before the 15th Business Day of such Month, render to SDG&E a statement in U.S. dollars showing on a line basis:

     (a) Seller's best reasonable estimate of the quantity of gas delivered to SDG&E at the Delivery Point during the preceding Month under this Agreement, the Heating Value thereof, and the gross amount payable in respect thereof;

     (b) the amount of any Transportation Adjustment Payment in respect of the preceding Month (including a detailed breakdown of the

          Unutilized ANG Service, Unutilized PGT Service and
          Unutilized PG&E Service calculations for the Month);

     (c) the amount of any Deficiency Volume, GIC Payment and NOVA Adjustment (under Section 4.2) in respect of the preceding Month;

     (d)  the amounts of any Non-Delivery Adjustment Payment
         (under Section 4.4) in respect of the preceding Month;

     (e) the amount of any credits or other adjustments determined in accordance with the terms of this Agreement; and

     (f)  the net amount payable hereunder.

     Included with each statement, Seller shall separately provide details of the appropriate conversions, calculations applied to prepare the statement, and any other information reasonably requested by SDG&E. SDG&E shall make payment of the net amount on or before the 25th day of the calendar month in which the invoice is received. In the event the 25th day of the month is a Saturday or another day which is not a Business Day (other than a Sunday or Monday), SDG&E shall make payment to Seller on or before the last Business Day immediately before the 25th day of the billing month. When the 25th day of the month is a Sunday or a Monday (which is not a Business Day) SDG&E shall make payment on or before the first Business Day immediately following the 25th day of the billing month. If presentation of the invoice to SDG&E is delayed after the 15th day of the billing month, then the time for payment shall be extended accordingly unless SDG&E is responsible for the delay. Such payment shall be made by wire transfer as set out below under "Bank Instructions". Any adjustments necessary to reflect actual deliveries shall be made in the Month's invoice following the receipt of information which reflects actual deliveries. Unpaid amounts shall accrue interest at a rate and in the manner described in Section 7.4.

Banking Instructions:

     Route through Fedwire to:  Bank of America NT & SA
                                One World Trade Center
                                10th Floor
                                New York, New York  10048-1191
                                ABA 026009593

     To:                        Canadian Imperial Bank of Commerce
                                Toronto, Ontario
                                Account #655026157
                                Swift Address:  BOFAUS3N
                                Chips Member ID:  015035

     Further Credit to:         Canadian Imperial Bank of Commerce
                                309 - 8th Avenue S.W.
                                Calgary, Alberta
                                Transit #0010-0009

     Account Of:                Husky Gas Marketing Inc.
                                #03-46217

21.  Section 7.2 is amended to delete the phrase "any SDG&E
     Transportation Adjustment and".

22.  Section 8.3 is deleted and replaced with the following:
     At any time and from time to time at the request of either party, the parties shall meet or otherwise discuss the possibility of establishing one or more alternate delivery points for gas deliveries and receipts under this Agreement. Such proposed alternate delivery points must be locations at which SDG&E has the ability to receive gas and Seller has the ability to deliver gas using Seller's Transportation (in each case taking into account the quantities proposed to be delivered and received at those alternate points), provided that neither party shall have any obligation to agree to an alternate delivery point or points at any time, such decision to be in its sole discretion.

23. Section 11.1 is amended to delete the reference to "GJ's" and to replace that reference with "MMBtus".

24. Section 11.2 is amended to delete the reference to "transporters" in the second line and to replace that reference with "receiving transporter".

25. Subsection 12.1(c) is deleted and replaced with the following:

    "Seller has obtained all approvals which may be required by Seller's Regulatory Authorities, provided that Seller has only obtained a 2 year import authorization from the United States Department of Energy (expiring on April 30, 1999). Seller shall use all commercially reasonable efforts to promptly obtain a long-term import authorization for the MDQ expiring August 1, 2003."

26. Section 12.2 is amended to delete the words "other than SDG&E's Regulatory Authorities as contemplated in Section
     2.2".

27. Section 14.2 is amended to add the following as a final paragraph to the Section:

     In the event SDG&E elects, at any time, to reduce the MDQ pursuant to subsection 14.2(a), Seller shall reassign to SDG&E a proportionate share of Seller's Transportation, such proportionate share to be equal to the proportionate reduction in the MDQ elected by SDG&E. If SDG&E makes that election, Seller shall reassign such proportionate share of the Seller's Transportation to SDG&E and take all other steps as are reasonably required in order for SDG&E to be recognized by the Assignment Transporters as the sole shipper in respect of the assigned portion of the Seller's Transportation, effective on the date that the MDQ reduction takes effect.

28.  Section 14.3 is amended to delete subsection 14.3(b).

29.  Section 15.1 is amended as follows:

     (a) to replace the colon following the phrase "mechanical breakdowns" in the 12th line with a comma.

     (b) to delete the phrase "NOVA's facilities" from the 14th line and to replace that phrase with "any of NOVA's, ANG's, PGT's and PG&E's facilities".

     (c) to delete the reference to "Transporters'" from the 16th line and to replace that word with "or SoCal's".

30.  Article XIX is amended to add the following in Section 19.2:

     19.2  COMMUNICATIONS AND DEALINGS

     Notwithstanding that HOOL and HGMI are parties to this Agreement or that HGMI is the sole shipper of record for the Assigned PGT Transportation and the Assigned PG&E Transportation, SDG&E shall be entitled at all times to deal solely with HOOL in respect of any and all matters which in any way pertain to this Agreement including, without limitation, the Assigned PGT Transportation and the Assigned PG&E

     Transportation as if HOOL was the only party to this Agreement as "Seller" and was the shipper of record for the Assigned PGT Transportation and the Assigned PG&E Transportation. HGMI waives any and all right to deal with SDG&E in respect of any matter and agrees that any and all notices, conversations, negotiations and other communications of any kind whatsoever between SDG&E and HOOL shall be binding upon and enforceable against HGMI as if HGMI had been involved together with HOOL in those communications. Without limiting the generality of the foregoing:

     (a) any amendment to this Agreement executed by HOOL or any waiver provided by HOOL shall bind HGMI whether or not executed by, known of or consented to by HGMI;

     (b) any notice of any kind whatsoever served on HOOL under this Agreement (including, without limitation, a default notice) shall be binding upon HGMI; and

     (c) SDG&E shall be entitled to disregard any notices or other communications received from HGMI.

     If, at any time, SDG&E deals with HGMI, SDG&E shall not be under any obligation to continue dealing with HGMI, whether in respect of the same or any other matter. Any course of conduct by SDG&E in this regard shall not in any way modify SDG&E's right to deal solely with HOOL, it being understood that HOOL requested HGMI's inclusion as a party to this Agreement for purposes relevant only to HOOL and HGMI, and SDG&E is prepared to accept HGMI as a party to accommodate that request so long as SDG&E is only obligated to deal with HOOL in respect of any matter pertaining to this Agreement.

31.  Section 20.1 is amended to delete the phrase "SDG&E's
     Transporters" in the 9th line and to replace that phrase with "SoCal".

32. Section 20.3 is amended to add "(including charges under Seller's Transportation)" after the reference to "fixed transportation charges" in the second line.

33. Article XXII is amended to include the following as an additional Section:

     22.10. Joint and Several Liability. HOOL and HGMI are jointly and severally liable for the performance of Seller's obligations under this Agreement (including, without limitation, all liabilities and responsibilities relating to each of the Assigned Transportation agreements notwithstanding that both of them are not parties to each of those agreements). SDG&E shall be entitled, at its option, to pursue any of its rights and remedies under this Agreement against either or both of HOOL and HGMI and neither HOOL nor HGMI shall be entitled to defend against any SDG&E claim on the basis that the other is responsible for the breach, failure or nonperformance upon which SDG&E's claim is based.

34.  This Third Amending Agreement is effective as of November 1,
     1997.

35. By its execution of this Agreement, HGMI agrees to become a party to the Agreement as "Seller" jointly with HOOL and each of SDG&E and HOOL accept HGMI as a party to the Agreement in that capacity effective November 1, 1997.

36. As between the parties hereto, Seller shall be responsible for complying with all filing and other reporting requirements of Seller's Regulatory Authorities in respect of this Third Amending Agreement.

37. This Third Amending Agreement was prepared with each of the parties having access to its own counsel and the parties waive any claim they may have now or in the future based on this Third Amending Agreement not having been prepared jointly by the parties or by any party to the exclusion of one or more of the other parties.

38. This Third Amending Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an originally executed copy, and it shall not be necessary to make proof of the Third Amending Agreement to produce all of such counterparts.

39. Each party represents and warrants that the officer or officers signing this Third Amending Agreement on its behalf is authorized to do so.

40. SDG&E and HOOL each restate as being true and correct as of the date of this Third Amending Agreement each of the representations and warranties made by them and set forth in
     Article XII of the Agreement.

41. This Third Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta excluding however any conflict of laws rule that would apply the laws of another jurisdiction. The parties hereby attorn to the jurisdiction of the Courts of Alberta at Calgary which shall have exclusive jurisdiction in respect of all disputes and other matters relating to this Third Amending Agreement with the exception of those disputes and other matters referable to arbitration under this Third Amending Agreement.

In Witness Whereof this Third Amending Agreement is executed in multiple originals effective as of the date first above written.


                                       SAN DIEGO GAS & ELECTRIC
                                       COMPANY
                                       By:________________________
                                       Name:______________________
                                       Title:_____________________

                                       HUSKY OIL OPERATIONS LTD.
                                       By:________________________
                                       Name:______________________
                                       Title:_____________________

                                       HUSKY GAS MARKETING INC.
                                       By:________________________
                                       Name:______________________
                                       Title:_____________________